Exhibit 5.1

November 9, 2020 Fisker Inc. 1888 Rosecrans Avenue Manhattan Beach, CA, 90266	Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, CA 94105-2669 +1-415-773-5700 orrick.com

Ladies and Gentlemen:

We have acted as counsel to Fisker Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration of (a) the issuance of shares of Class A Common Stock, $0.00001 par value per share (“Class A Common Stock”), of the Company upon the exercise of warrants issued by the Company, and (b) the resale of Class A Common Stock and warrants issued by the Company held by certain stockholders and holders of outstanding warrants of the Company, as follows:

(i)	the issuance of 9,360,000 shares (the “Private Warrant Shares”) of Class A Common Stock upon the exercise of certain outstanding warrants (the “Private Warrants”);

(ii)	the issuance of 18,400,000 shares (the “Public Warrant Shares”) of Class A Common Stock upon the exercise of certain outstanding warrants (the “Public Warrants”);

(iii)

the issuance of 19,474,454 shares (the “Magna Warrant Shares” and, collectively with the Private Warrant Shares and the Public Warrant Shares, the “Warrant Shares”) of Class A Common Stock upon the exercise of certain outstanding warrants (the “Magna Warrants” and, collectively with the Private Warrants and the Public Warrants, the “Warrants”);

(iv)	the resale of 9,360,000 Private Warrants (the “Resale Warrants”); and

(v)	the resale of 133,785,596 shares of Class A Common Stock (including up to 9,360,000 Private Warrant Shares and 19,474,454 Magna Warrant Shares) (the “Selling Stockholder Shares”).

All of the Resale Warrants and Selling Stockholder Shares are being registered on behalf of certain selling securityholders of the Company (the “Selling Securityholders”).The Private Warrants and the Public Warrants were issued pursuant to a Warrant Agreement, dated August 9, 2018, between the Company and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (“Warrant Agreement”). The Magna Warrants were issued pursuant to a warrant dated October 29, 2020, between the Company and Magna International Inc., in connection with a commercial agreement between such parties (the “Magna Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s certificate of incorporation and bylaws, each as currently in effect, the Warrant Agreement, the Magna Agreement and the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company, and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Fisker Inc.

November 9, 2020

With respect to the Warrants and the Warrant Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Class A Common Stock, future issuances of securities of the Company, including the Warrant Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more shares of Class A Common Stock than the number that then remain authorized but unissued. Further, we have assumed the Exercise Price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of the shares of Class A Common Stock.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1.

The Resale Warrants to be sold by the Selling Securityholders pursuant to the Registration Statement constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	The Warrant Shares, when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

3.

The Selling Stockholder Shares have been duly authorized and are, or in the case of any Selling Stockholder Shares subject to stock warrants, when issued in accordance with their terms, validly issued, fully paid and nonassessable.

Our opinion set forth in paragraph 1 above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) or (iii) an implied covenant of good faith and fair dealing. Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

We express no opinion as to any provision of the Warrants that: (i) provides for economic remedies to the extent such provisions may constitute unlawful penalties, (ii) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (iii) restricts non-written modifications and waivers, (iv) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (v) relates to exclusivity, election or accumulation of rights or remedies, (vi) authorizes or validates conclusive or discretionary determinations, or (vii) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

Our opinions herein are limited to the General Corporation Law of the State of Delaware, the federal laws of the United States of Americas and, solely with respect to whether or not the Resale Warrants are the valid and legally binding obligations of the Company, the laws of the State of New York. This opinion is limited to such laws as are in effect on the date hereof. Without limitation, no opinion is expressed herein with respect to the qualification of the Resale Warrants or the Selling Securityholder Shares under the securities or blue sky laws of any state or any foreign jurisdiction. We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants.

Fisker Inc.

November 9, 2020

Our opinions are limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinions are based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the Rules and Regulations of the Commission promulgated thereunder, nor do we thereby admit that we are “experts” within the meaning of such term as used in the Securities Act with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP